Exhibit 10.50

[The Coca-Cola Company Letterhead]

October 21, 2010

Mr. Steve Cahillane

Coca-Cola Refreshments USA, Inc.

Atlanta, Georgia

Dear Steve,

We are delighted to inform you that the Compensation Committee has approved the following compensation package in your position as President and CEO Coca-Cola Refreshments USA, Inc.

•                  Your principal place of assignment will be Atlanta, Georgia.

•                  Your annual base gross salary will be $750,000 and will be reviewed annually according to normal practice.  Your next salary review will occur in April 2011.

•                  Your target annual incentive will be 125% of gross annual salary.  The plan may be modified from time to time.

•                  You will be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program, currently consisting of stock options and performance share units (PSUs).  Awards are made at the discretion of the Compensation Committee of the Board of Directors of The Coca-Cola Company based upon recommendations by Senior Management.  You will be eligible to receive equity awards within guidelines for the job grade assigned to your position and based upon your personal performance, business performance, and your leadership potential to add value to the system in the future.  As a discretionary program, the award timing, frequency, size and distribution between stock options and PSUs are variable.

•                  I am very pleased to advise you that I recommended and the Compensation Committee of the Board of Directors approved a special one-time performance-based restricted stock unit award for you, which will be delivered at a future date as restricted stock, in the amount of 28,400 shares from the 1989 Restricted Stock Plan.  This award is valued at $1,500,000 based on a share price of $52.98, which was the discounted fair market value of Coca-Cola stock on the date of the grant.  These shares were awarded to you to recognize the significant role you play in driving and supporting the growth agenda in North America.  Following are details of the award:

•                  Performance criterion:  At least $350 million in post-deal synergies related to The Coca-Cola Company’s acquisition of the North American business operations of Coca-Cola Enterprises Inc.  The restricted stock units will be forfeited if the performance criteria are not satisfied.

•                  If you leave for any reason prior to the date the restriction period ends, except in the case of death, disability or change in control, the entire award will be forfeited. The award will be governed solely by the terms of The Coca-Cola Company’s 1989 Restricted Stock Award Plan and the applicable agreement.

•                  Measurement Period:  January 1, 2011 — December 31, 2014

•                  Release Date:  February 2015 upon certification of performance results by the Compensation Committee of The Coca-Cola Company Board of Directors

If you have any questions regarding this restricted stock award, please contact me or Ginny Sutton, Director of Executive Compensation.

•                  You are expected to attain share ownership valued at four times your salary over the next five years.  You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of The Coca-Cola Company Board of Directors the following February.

•                  It will be necessary for you to execute the enclosed Agreement on Confidentiality, Non-Competition and Non-Solicitation.

Steve, I feel certain that you will find challenge, satisfaction and opportunity in this new role and as we continue our journey to create a sustainable growth business at Coca-Cola Refreshments and The Coca-Cola Company.

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Should you have any questions, please call me or Ginny Sutton at 404-676-4147.  Please signify your acceptance of such position by signing as indicated below.

Sincerely,

/s/ Muhtar Kent

c:               Ceree Eberly

Ginny Sutton

Enclosures:

Agreement on Confidentiality, Non-Competition and Non-Solicitation

I have read and I hereby acknowledge and accept this offer.

/s/ Steve Cahillane	10/25/10
Steve Cahillane	Date

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AGREEMENT ON CONFIDENTIALITY,

NON-COMPETITION, AND NON-SOLICITATION

In consideration of my employment, or my continued employment, by Coca-Cola Refreshments USA, Inc., a Delaware corporation, I agree as follows:

1.             Definitions.  For the purposes of this Agreement, the following definitions apply:

(a)           “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to Coca-Cola Refreshments USA, Inc., The Coca-Cola Company and/or their respective subsidiaries and affiliates (collectively “the Company”) and not generally known to competitors of the Company or other outsiders, regardless of whether the information is in print, written, or electronic form, retained in my memory, or has been compiled or created by me, including, but not limited to, technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, or customer data, or other information similar to the foregoing;

(b)           “Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information:  (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Delaware.

(c)           “Customer” means anyone who is or was a customer of the Company during my employment with Coca-Cola Refreshments USA, Inc., or is a prospective customer of the Company to whom the Company has made a presentation (or similar offering of services) within the one-year period immediately preceding the termination of my employment with Coca-Cola Refreshments USA, Inc. or, if my employment has not terminated, the one-year period immediately preceding any alleged violation of this Agreement.

2.             Acknowledgement.  My services for Coca-Cola Refreshments USA, Inc. are of a special, unique, extraordinary, and intellectual character, and are performed on behalf of the Company throughout the world.  So long as I shall remain in the employ of Coca-Cola Refreshments USA, Inc., I shall devote my whole time and ability to the service of the Company in such capacity as Coca-Cola Refreshments USA, Inc. shall from time to time direct, and I shall perform my duties faithfully and diligently.

I acknowledge that the rendering of services to the Company’s Customers necessarily requires the disclosure of the Company’s Confidential Information and Trade Secrets to me.  In addition, in the course of my employment with Coca-Cola Refreshments USA, Inc., I will develop a personal acquaintanceship and relationship with certain of the Company’s Customers, and a knowledge of those Customers’ affairs and requirements, which may constitute a significant contact between the Company and such Customers.  Finally, the Customers with whom I will have business dealings on behalf of the Company are located throughout the world.

I further acknowledge that the provisions in this Agreement, including, but not limited to, the restrictive covenants and choice-of-law provision, are fair and reasonable, that enforcement of the provisions of this Agreement will not cause me undue hardship, and that the provisions of this Agreement are necessary and commensurate with the need to protect the Company’s legitimate business interests from irreparable harm, including, but not limited to, its established goodwill and proprietary information.  In the event that I breach, I threaten in any way to breach, or it is inevitable that I will breach any of the provisions of this Agreement, damages shall be an inadequate remedy and Coca-Cola Refreshments USA, Inc. shall be entitled, without bond, to injunctive or other equitable relief.  Coca-Cola Refreshments USA, Inc.’s rights in this respect are in addition to all rights otherwise available at law or in equity.

3.             Non-Competition and Non-Solicitation.  I agree that while I am in Coca-Cola Refreshments USA, Inc.’s employ and for two years after the later of (i) the termination of my employment with Coca-Cola Refreshments USA, Inc. for any reason whatsoever, or (ii) the termination of any and all separation payment obligations owing by Coca-Cola Refreshments USA, Inc. to me, I shall not, directly or indirectly, except on behalf of or with the prior written consent of Coca-Cola Refreshments USA, Inc.:

(a)           enter into or maintain an employment, contractual, or other relationship to render any services of substantially the same as those I performed for the Company during the last two years of my employment by the Company with (i) any person or entity in competition with the Company, or (ii) any Customer of the Company with whom I had business dealings during the last two years of my employment with Coca-Cola Refreshments USA, Inc.;

(b)           solicit or encourage, or attempt to solicit or encourage, any Customer to do business of the type performed by the Company or to persuade any Customer to do business with any person or entity in competition with the Company or to reduce the amount of business which any such Customer has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such Customer was originally established in whole or in part through my efforts; provided, however, that the Customer solicited is one with which I had business dealings on the Company’s behalf during the last two years of my employment with Coca-Cola Refreshments USA, Inc.; or

(c)           solicit or encourage, or attempt to solicit or encourage, any person who is or at any time during the one-year period immediately preceding the termination of my employment with Coca-Cola Refreshments USA, Inc. was an employee of the Company with whom I had business dealings during the last two years of my employment with Coca-Cola Refreshments USA, Inc. to terminate his or her employment with the Company or to accept employment with any other person or entity.

4.             Confidential Information and Trade Secrets.

(a)           During my employment with Coca-Cola Refreshments USA, Inc., I will acquire and have access to the Company’s Confidential Information.  I agree that while I am in Coca-Cola Refreshments USA, Inc.’s employ and for two years after the later of (i) the termination of my employment with Coca-Cola Refreshments USA, Inc. for any reason whatsoever, or (ii) the termination of any and all payment obligations owing by Coca-Cola Refreshments USA, Inc. to me, I shall hold in confidence all Confidential Information of the Company and will not disclose, publish, or make use of such Confidential Information, directly or indirectly, unless compelled by law and then only after providing written notice to Coca-Cola Refreshments USA, Inc..  If I have any questions regarding what data or information would be considered by the Company to be Confidential Information, I agree to contact the appropriate person(s) at the Company for written clarification; and

(b)           During my employment with Coca-Cola Refreshments USA, Inc., I will also acquire and have access to the Company’s Trade Secrets.  I acknowledge that the Company has made and will continue to make reasonable efforts under the circumstances to maintain the secrecy of its Trade Secrets.  I agree to hold in confidence all Trade Secrets of the Company that come into my knowledge during my employment with Coca-Cola Refreshments USA, Inc. and shall not directly or indirectly disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret.  If I have any questions regarding what data or information constitutes a Trade Secret, I agree to contact the appropriate person(s) at the Company for written clarification.

(c)           Nothing in this Paragraph 4 shall be interpreted to diminish the protections afforded Trade Secrets and/or Confidential Information under applicable law.

5.             Company Property.  Upon leaving the employ of Coca-Cola Refreshments USA, Inc., I shall not take with me any written, printed, or electronically stored Trade Secrets, Confidential Information, or any other property of the Company obtained by me as a result of my employment, or any reproductions thereof.  All such Company property and all copies thereof shall be surrendered by me to the Company on my termination or at any time upon request of the Company.

6.             Inventions, Discoveries, and Authorship.  I shall disclose to the Company and I agree to and do hereby assign to the Company, without charge, all my rights, title, and interest in and to any and all inventions and discoveries that I may make, solely or jointly with others, while in the employ of Coca-Cola Refreshments USA, Inc., that relate to or are useful or may be useful in connection with business of the character carried on or contemplated by the Company, and all my rights, title, and interest in and to any and all domestic and foreign applications for patents as well as any divisions or continuations thereof covering such inventions and discoveries and any and all patents granted for such inventions and discoveries and any and all reissues, extensions, and revivals of such patents; and upon request of the Company, whether during or subsequent to my employment with Coca-Cola Refreshments USA, Inc., I shall do any and all acts and execute and deliver such instruments as may be deemed by the Company necessary or proper to vest all my rights, title, and interest in and to said inventions, discoveries, applications, and patents in the Company and to secure or maintain such applications, patents, reissues, extensions, and/or revivals thereof.  All necessary and proper expenses in connection with the foregoing shall be borne by the Company, and if services in connection therewith are performed at the Company’s request after termination of my employment with Coca-Cola Refreshments USA, Inc., the Company will pay reasonable compensation for such services.  Any inventions and discoveries relating to the Company’s business made by me within one year after termination of my employment with Coca-Cola Refreshments USA, Inc. shall be deemed to be within this provision, unless I can prove that the same were conceived and made following said termination and such conception or invention is not based upon or related to any Trade Secrets, as defined herein, received pursuant to my employment with Coca-Cola Refreshments USA, Inc..

Attached is a list of patent applications and unpatented inventions made prior to my employment with Coca-Cola Refreshments USA, Inc., which I agree is a complete list and which I desire to remove from the operation of this Agreement.

I also hereby assign to the Company, without charge, all my rights, title, and interest in and to all original works of authorship filed in any tangible form, prepared by me, solely or jointly with others, within the scope of my employment with Coca-Cola Refreshments USA, Inc.  In addition, the Company and I hereby agree that any such original work of authorship that qualifies as a “work made for hire” under the U.S. copyright laws shall be a “work made for hire” and shall be owned by the Company.

7.             Governing Law.  This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law or giving effect to the choice-of-law provisions thereof or any other jurisdiction.

8.             Mandatory Forum Selection.

(a)           Subject to and as limited by Paragraph 8(b) below, any legal action related to or arising out of this Agreement shall be brought exclusively in the federal or state courts located in the State of Delaware.  The Company and I both irrevocably consent to such exclusive jurisdiction and irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Finally, I waive formal service of process and agree to accept service of process worldwide;

(b)           The Company and I agree that any dispute arising out of, in connection with, or relating to this Agreement, including with respect to my employment by the Company or the termination of such employment and any dispute as to the validity, interpretation, construction, application or enforcement of any provision of this Agreement, shall be resolved by binding individual (not class, collective, or consolidated) arbitration under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided, however, that dispositive motions shall be allowed, discovery shall be conducted in accordance with the Federal Rules of Civil Procedure, and the arbitrator shall decide how to apportion costs associated with the arbitration.  The Company and I further agree that the arbitrator(s) shall construe, interpret, and apply this Agreement in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law and without giving effect to the choice-of-law provisions thereof or any other jurisdiction;

(c)           The Company and I agree that the arbitration required by this Paragraph 8 shall occur in Wilmington, Delaware; provided, however, that I can elect to have the arbitration occur in Georgia so long as I agree not to challenge or otherwise contest in any forum, whether arbitration or judicial, the application of the laws of the State of Delaware to the resolution of any dispute governed by this Paragraph 8;

(d)           The Company and I agree that any arbitration conducted under this Paragraph 8 shall be conducted confidentially; and

(e)           The Company and I agree that nothing in this Paragraph 8 shall prevent either the Company or me from seeking interim equitable relief in the federal or state courts of the State of Delaware to aid and give effect to the arbitration required by this Paragraph 8.

9.             Severability.  In the event that any provision of this Agreement is found to be invalid or unenforceable by a court of law or other appropriate authority, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, which shall remain in full force and effect, and that court or other appropriate authority shall modify the provisions found to be unenforceable or invalid so as to make them enforceable, taking into account the purposes of this Agreement and the nationwide and international scope of the Company’s business.

10.           Waiver.  No waiver of any provision of this Agreement shall be effective unless pursuant to a writing signed by me and the Company, and such waiver shall be effective only in the specific instance and for the specific purpose stated in the writing.

11.           Tolling.  Provided that I have not been enjoined from breaching any of the terms of this Agreement, the time periods set forth in Paragraphs 3 and 4 above shall be tolled upon the filing of a lawsuit or arbitration challenging the enforceability of this Agreement until the aforementioned dispute is resolved and all periods for appeal have expired.  In no event, however, shall the time periods in Paragraphs 3 and 4 be tolled for more than one year.

12.           Outstanding Obligations.  I represent and warrant that my acceptance and commencement of employment with the Company does not breach any contractual, fiduciary, or other obligation I owe to any third party, including any former employer.

13.           Assignment.  This Agreement shall inure to the benefit of the Company, allied companies, successors and assigns, or nominees of the Company, and I specifically agree to execute any and all documents considered convenient or necessary to assign transfer, sustain and maintain inventions, discoveries, copyrightable material, applications, and patents, both in this and foreign countries, to and on behalf of the Company.

I HAVE READ THIS AGREEMENT IN ITS ENTIRETY AND, INTENDING TO BE LEGALLY BOUND, I HEREBY VOLUNTARILY ACCEPT AND AGREE TO ITS TERMS.

/s/ Steven Cahillane
Employee Signature

Steven Cahillane
Print Name

11/10/10
Date